Hammer Fiber Optics Holdings Corp and Wikibuli Close Transaction to Provide Service in Dominica

Piscataway, N.J. January 7, 2018 – Hammer Fiber Optics Holdings Corp (OTCQB: HMMR) and Wikibuli, Inc. announce today that the transaction between the companies closed as planned on January 1, 2019. As part of the agreement Hammer Wireless will acquire an interest in Wikibuli in exchange for cash and common stock. The details of the transaction were released via an 8-K in December 2018. Erik Levitt, Hammer’s CEO and Kristen Vasicek, Hammer’s COO will join Wikibuli’s Board. Sean Partington and Glen Simon will continue to manage Wikibuli’s day-to-day operations.

Wikibuli suspended service in 2017 due to severe weather-related damage to its infrastructure. The new infrastructure will be owned by Wikibuli and operated by Hammer and its subsidiaries as part of its Mobile Network Service Provider (MNSP) program. The planned network, powered by Hammer’s proprietary Air (TM) technology, will be designed to provide high speed fixed wireless services, mobility, WiFi and will incorporate Smart City capabilities.

“We have been preparing for the implementation of the wholesale voice and SMS network through the end of 2018,” said Sean Partington, Wikibuli’s CEO. “We are still on schedule for an initial deployment in late February.” The first phase of construction will establish the basic network infrastructure and allow for revenue streams from the wholesale business in advance of the wireless deployment.

Hammer launched its MNSP program in July 2018 with 1stPoint Communications, now a key Hammer subsidiary. The program is a framework for launching networks in the United States and internationally where wireless spectrum is available. The Air architecture allows for a wide range of allocations and is many times more efficient than fiber based implementations while delivering similar speeds and a wide range of applications.

“The unique value proposition of our Everything Wireless strategy will bring a new paradigm to subscribers in Dominica,” said Erik Levitt. “Our objective is to bring unparalleled new service levels both on and off-island.”

“Connecting our subscribers worldwide as we build networks with our partners is going to be a priority for us,” said Kristen Vasicek, who is responsible for the global marketing plan. “The partnership with Wikibuli is a tremendous opportunity for meaningful social change through our unique technology and local expertise.”

About Hammer

Hammer Fiber Optics Holdings Corp. (OTCQB:HMMR) is a telecommunications company investing in the future of wireless technology. Hammer’s “Everything Wireless” go to market strategy includes the development of high-speed fixed wireless service for residential and small businesses using its wireless fiber platform, Hammer Wireless® AIR, Over-the-Top services such as voice, SMS and video collaboration services, the construction of smart city networks and hosting services including cloud and colocation. For more information contact Frank Pena at fpena@hammerfiber.com.